Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated January 21, 2016 in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Government Assets Portfolio (formerly, Diversified Assets Portfolio), Municipal Portfolio and Prime Obligations Portfolio, three of the portfolios comprising the Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 83 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-80543).

/s/ ERNST & YOUNG LLP

Chicago, IL

September 29, 2016